Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-263493 and 333-259618) on Form S-8 of our reports dated February 27, 2023, with respect to the consolidated financial statements of Dutch Bros Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
February 27, 2023
Dutch Bros Inc.| Exhibit 23.1